SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)   October 22, 1999
                                                         ------------------
                                                         (October 22, 1999)


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact Name of Registrant as Specified in its Charter)


                                  Commission
          New Mexico              File Number 1-6986         85-0019030
  ---------------------------                 ------     ---------------------
 (State or Other Jurisdiction                            (I.R.S. Employer
        of Incorporation)                                Identification Number)



Alvarado Square, Albuquerque, New Mexico                    87158
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(Address of Principal Executive Offices)                  (Zip Code)


                                 (505) 241-2700
                                 --------------
              (Registrant's Telephone Number, Including Area Code)




          (Former Name or Former Address if Changed, Since Last Report)


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Item 5. Other Event

The following is the Company's third quarter earnings information disclosed in the Company's news release dated October 22, 1999, and is being filed herewith as a current event.

"PNM Reports Third Quarter Earnings of 52 Cents Per Share

ALBUQUERQUE, NM, October 22, 1999 - PNM, Public Service Company of New Mexico (NYSE:PNM), today reported net earnings of $21.4 million, or 52 cents per share, for the three months ended September 30, 1999, compared to net earnings of $32.0 million, or 76 cents per share, for the third quarter of 1998.

Ongoing earnings (not including non-recurring gains or losses) were 52 cents per share for the latest quarter, compared to 84 cents per share for the same three months in 1998.

A cooler summer, together with an electric rate reduction, Y2K costs, expenses associated with formation of a holding company, and installation of a new customer service billing system all contributed to the reduction in third quarter earnings.

PNM operating revenues increased $20.2 million, or 6.3 percent, to a total of $340.6 million for the latest quarter, primarily due to a $29.1 million increase in wholesale power sales. Although underlying growth in PNM's service territory continued at an annual rate of 3.8 percent, retail revenues were reduced $6.1 million, or 9 cents per share, by implementation of lower electric rates during the quarter. As a result, retail revenues were down $3.8 million, or 2.5 percent, compared to the third quarter of 1998.

Electric gross margin (operating revenues less fuel and purchased power expenses) was $22.4 million or 14.4 percent lower in the latest quarter than in the comparable period last year. The decrease in gross margin was primarily due to cooler temperatures and the availability of abundant hydropower in the West during the summer months, which reduced margins in the wholesale power market.

Other operation and maintenance expenses increased slightly during the quarter, primarily due to higher customer service-related expenses, PNM's Y2K preparation costs and holding company formation costs. Y2K costs totaled $3.9 million in the third quarter, compared to $1.4 million in the same period last year. Initial steps in forming a holding company cost $1.2 million in the quarter. PNM is required to establish a holding company with separate regulated and competitive subsidiaries as New Mexico transitions to a competitive electric power market.

Depreciation expense rose $2.8 million in the third quarter compared to the same period in 1998 due to updated depreciation rates and continued capital investment.

Net earnings from continuing operations for the three months ended September 30, 1999, was $21.4 million, down $13.3 million from the $34.7 million reported in the third quarter of 1998."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Public Service Company of New Mexico
                                                     (Registrant)



Date:  October 22, 1999                          /s/ John R. Loyack
                                          ------------------------------------
                                                   John R. Loyack
                                          Vice President, Corporate Controller
                                          and Chief Accounting Officer